Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:
Robert Monson, President and CEO
713-881-2816

SEITEL ANNOUNCES SECOND QUARTER RESULTS

Record Second Quarter Cash Resales

HOUSTON, August 10, 2005 - Seitel, Inc. (OTC Bulletin Board: SELA), a leading provider of seismic data to the oil and gas industry, today reported revenue of $36.0 million for the second quarter ended June 30, 2005, compared to revenue of $35.1 million for the second quarter of 2004. Revenue for the six months was $83.3 million compared to $76.4 million for the six-month period last year. Total seismic data resales from the data library in the 2005 second quarter were $31.0 million, an increase of 14 percent over the same period last year. The cash resale revenue was at the highest level compared to Seitel's prior second quarters, improving 10 percent from the same period in 2004 to $21.0 million. Total seismic data resales were $64.8 million for the first six months of 2005 compared to $48.1 million in the 2004 six-month period. The increased resale revenue was partially offset by a decrease in acquisition revenue due to a delay in one of the company's new seismic acquisition programs and a reduction in new data acquisition to allow for cash purchases of data.

"This is the third consecutive quarter of year-on-year improvement in cash resales from our data library," stated Rob Monson, chief executive officer of Seitel. "We believe our clients are pursuing more exploration initiatives as a result of growing confidence that existing commodity prices are sustainable. We are seeing more interest in older US 2D data in undeveloped areas where 3D does not yet exist and are continuing to experience healthy activity in our core 3D data base. We believe we are well positioned to respond to continued growth in our sector."

Operating income of $4.9 million in the 2005 second quarter was $2.0 million higher than 2004, primarily due to higher revenue and lower amortization resulting from the effects of the level of revenue recognized on data with fully amortized costs. Operating income for the 2005 six-month period was $10.9 million compared to $11.5 million in the prior year. This decrease was primarily due to higher amortization costs of $8.5 million, the majority of which was associated with a change in the accounting data life from seven to four years effective July 1, 2004, partially offset by higher revenue.

For the second quarter, the company reported a net loss of $0.7 million, less than one cent per share, compared to a net loss of $4.7 million, or $0.18 per share for the second quarter of 2004. For the six months, the company reported a net loss of $0.8 million, or $0.01 per share, compared to a net loss of $5.9 million, or $0.23 per share for the same period of 2004.

CONFERENCE CALL

Seitel will broadcast live via the Internet second quarter results for 2005 on Thursday, August 11 at 9:00 a.m. Central Time (10:00 a.m. Eastern Time). To listen to the Webcast, log on to the company's Website at http://www.seitel-inc.com/investorrelations.asp and click on the 2005 Q2 Earnings Webcast link. A replay of the Webcast will be available on the investor relations page of the company's Website within 24 hours of the call. To dial in for the call, dial 866-272-9941, passcode Seitel. The call will also be available for replay for 30 days by dialing 888-286-8010, passcode 53735525.

ABOUT SEITEL

Seitel is a leading provider of seismic data and related geophysical services to the oil and gas industry in North America. Seitel's products and services are used by oil and gas companies to assist in the exploration for and development and management of oil and gas reserves. Seitel has ownership in an extensive library of proprietary onshore and offshore seismic data that it has accumulated since 1982 and that it offers for license to a wide range of oil and gas companies. Seitel believes that its library of onshore seismic data is one of the largest available for licensing in the United States and Canada. Seitel's seismic data library includes both onshore and offshore three-dimensional (3D) and two-dimensional (2D) data and offshore multi-component data. Seitel has ownership in more than 34,000 square miles of 3D and approximately 1.1 million linear miles of 2D seismic data concentrated primarily in the major North American oil and gas producing regions. Seitel markets its seismic data to over 1,300 customers in the oil and gas industry, and it has license arrangements with more than 1,000 customers.

Statements in this release about the future outlook related to Seitel involve known and unknown risks and uncertainties, which may cause Seitel's actual results to differ materially from expected results. While Seitel believes its forecasting assumptions are reasonable, there are factors that are hard to predict and influenced by economic and other conditions that are beyond Seitel's control. Other important factors which could cause actual results to differ materially from those in the forward-looking statements are detailed in Seitel's filings with the Securities and Exchange Commission, including its most recent Annual Report on Form 10-K, a copy of which may be obtained from Seitel without charge.

(Tables to follow)

The following table summarizes the components of Seitel's revenue for the three and six months ended June 30, 2005 and 2004 (in thousands):

	Three months ended		Six months ended
	June 30,		June 30,
	2005	2004	2005	2004

Acquisition revenue:
Cash underwriting	$3,110	$6,650	$15,142	$24,011
Underwriting from non-monetary exchanges	310	26	697	1,838
Total acquisition revenue	3,420	6,676	15,839	25,849
Licensing revenue:
New resales for cash	21,020	19,096	45,232	37,325
Non-monetary exchanges	6,236	5,858	6,841	8,938
Deferral of revenue	(12,057)	(9,636)	(24,724)	(23,991)
Selections of data	15,788	11,818	37,413	25,779
Total resale revenue	30,987	27,136	64,762	48,051
Solutions and other	1,554	1,284	2,666	2,460
Total revenue	$35,961	$35,096	$83,267	$76,360

The following table shows cash margin (defined as cash resales plus all other cash revenues other than from data acquisitions, less cash selling, general and administrative expenses and costs of goods sold) and the reconciliation of this non-GAAP financial measure to the most directly comparable GAAP measure, operating loss, for the three and six months ended June 30, 2005 and 2004 (in thousands):

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2005	2004	2005	2004
Cash margin	$15,613	$12,485	$33,232	$23,362
Add (subtract) other revenue components not
included in cash margin:
Acquisition revenue	3,420	6,676	15,839	25,849
Non-monetary exchanges	6,236	5,858	6,841	8,938
Deferral of revenue	(12,057)	(9,636)	(24,724)	(23,991)
Selections of data	15,788	11,818	37,413	25,779
Less:
Depreciation and amortization	(23,665)	(24,339)	(56,922)	(48,422)
Non-cash operating expenses	(406)	-	(760)	-
Operating income, as reported	$4,929	$2,862	$10,919	$11,515

(more)

 SEITEL, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

	(Unaudited)
	June 30,	December 31,
	2005	2004
ASSETS
Cash and equivalents	$47,764	$43,285
Restricted cash	83	162
Receivables
Trade, net	32,319	41,164
Notes and other, net	1,313	2,149
Net seismic data library	130,701	151,230
Net property and equipment	9,562	11,077
Oil and gas operations held for sale	185	223
Investment in marketable securities	39	33
Prepaid expenses, deferred charges and other	15,267	14,159
Deferred income taxes	1,210	-

TOTAL ASSETS	$238,443	$263,482

LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable and accrued liabilities	$23,657	$30,472
Oil and gas operations held for sale	27	28
Debt
Senior Notes	185,036	188,726
Notes payable	478	697
Obligations under capital leases	4,377	5,294
Deferred income taxes	-	606
Deferred revenue	40,928	53,488
TOTAL LIABILITIES	254,503	279,311

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY
Preferred stock, par value $.01 per share; authorized
5,000,000 shares; none issued	-	-
Common stock, par value $.01 per share; authorized
400,000,000 shares; issued and outstanding
152,257,111 at June 30, 2005 and 151,414,143
at December 31, 2004	1,523	1,514
Additional paid-in capital	236,590	235,081
Retained deficit	(255,225)	(254,384)
Deferred compensation - restricted stock	(1,883)	(1,125)
Notes receivable from officers and employees
for stock purchases	(9)	(21)
Accumulated other comprehensive income	2,944	3,106
TOTAL STOCKHOLDERS' DEFICIT	(16,060)	(15,829)

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$238,443	$263,482

(more)

SEITEL, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

(In thousands except per share amounts)

	Three Months Ended June 30,
	2005	2004

REVENUE	$35,961	$35,096

EXPENSES
Depreciation and amortization	23,665	24,339
Cost of sales	49	135
Selling, general and administrative expenses	7,318	7,760
	31,032	32,234

INCOME FROM OPERATIONS	4,929	2,862

Interest expense, net	(6,029)	(5,320)
Foreign currency exchange losses	(625)	(723)
Loss on sale of security	(11)	-
Reorganization items	-	(1,885)

Loss from continuing operations before income taxes	(1,736)	(5,066)

Benefit for income taxes	(1,039)	(395)

Loss from continuing operations	(697)	(4,671)

Income from discontinued operations	2	9

NET LOSS	$(695)	$(4,662)

Basic and diluted income (loss) per share:
Loss from continuing operations	$-	$(.18)
Income from discontinued operations	-	-
Net loss	$-	$(.18)

Weighted average number of common and
common equivalent shares - basic and diluted	152,276	25,376
(more)

SEITEL, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

(In thousands except per share amounts)

	Six Months Ended June 30,

2005

2004

REVENUE	$83,267	$76,360

EXPENSES
Depreciation and amortization	56,922	48,422
Cost of sales	88	209
Selling, general and administrative expenses	15,338	16,214
	72,348	64,845

INCOME FROM OPERATIONS	10,919	11,515

Interest expense, net	(11,979)	(10,268)
Foreign currency exchange losses	(817)	(808)
Loss on sale of security	(11)	-
Reorganization items	-	(6,032)

Loss from continuing operations before income taxes	(1,888)	(5,593)
Provision (benefit) for income taxes	(1,028)	311

Loss from continuing operations	(860)	(5,904)

Income from discontinued operations	19	44

NET LOSS	$(841)	$(5,860)

Basic and diluted loss per share:
Loss from continuing operations	$(.01)	$(.23)
Income from discontinued operations	-	-
Net loss	$(.01)	$(.23)

Weighted average number of common and
common equivalent shares - basic and diluted	152,065	25,376

# # #